Exhibit 99.1

Epiq Systems Retires $50 Million Convertible Debt

and Expands Senior Revolving Credit Facility

Kansas City, KS (June 15, 2010) — Epiq Systems, Inc. (NASDAQ: EPIQ), a leading provider of technology solutions for the legal profession, today announced that it retired the approximately $50.0 million aggregate principal amount of 4 percent contingent convertible subordinated notes scheduled to mature on June 15, 2010.  The note holders elected to convert approximately $27.2 million of the notes into 2.3 million shares of common stock based on an $11.67 conversion price, and to redeem approximately $22.8 million, which was paid entirely from cash on hand.

As of June 15, 2010, our diluted weighted average share calculation will be reduced by approximately 2.0 million shares, short-term debt will be reduced by $50.0 million, annual interest expense of $2.0 million is eliminated and stockholders’ equity will be increased by $27.2 million.

Epiq Systems also announced that the company entered into an amended senior credit facility on June 9, 2010 for an additional four year period, with a syndicate of banks as lenders. The credit facility continues to provide for a senior revolving loan with an increase in the amount of funds available from $100.0 million to $140.0 million and includes an accordion feature of $60.0 million which provides for an increase in the total borrowings to a maximum of $200.0 million, an increase from the $175.0 million maximum in our previous facility.

Tom W. Olofson, chairman and CEO of Epiq Systems stated, “Retiring the convertible debt strengthens our overall financial position and when combined with the amended credit facility positions Epiq for future growth while enhancing shareholder value.”

About Epiq Systems

Epiq Systems is a leading global provider of integrated technology solutions for the legal profession.  Our solutions streamline the administration of bankruptcy, litigation, financial transactions and regulatory compliance matters.  We offer innovative technology solutions for electronic discovery, document review, legal notification, claims administration and controlled disbursement of funds.  Our clients include leading law firms, corporate legal departments, bankruptcy trustees, government agencies and other professional advisors who require innovative technology, responsive service and deep subject-matter expertise.

For more information

Lew Schroeber, Investor Relations, telephone: 913-621-9500.

Email:  ir@epiqsystems.com or visit us online at www.epiqsystems.com

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